Exhibit 10.2

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims (“Release”) is made effective February 29, 2008, by and among American Dental Partners, Inc., a Delaware corporation (“ADPI”), PDHC, Ltd., a Minnesota corporation (“PDHC”), Northland Dental Partners, PLLC, fka James Ludke, D.D.S., PLLC, a Minnesota professional limited liability company (“Northland”), PDG, P.A., a Minnesota professional corporation (“PDG”), and Dental Specialists of Minnesota, P.A., a Minnesota professional corporation (“Dental Specialists”). (APDI, PDHC, Northland, PDG, and Dental Specialists are hereinafter collectively referred to as the “Parties”.)

Defined Terms

As used in this Release, the following terms shall have the following respective meanings:

“Action” means those certain civil actions filed in the District Court of Minnesota, Fourth Judicial District, captioned PDG, P.A. and Dental Specialists of Minnesota, P.A. v. PDHC, Ltd. (Case no. 27-CV-06-2500), PDHC, Ltd. v. PDG, P.A. and Dental Specialists of Minnesota, P.A. v. PDHC, Ltd. and American Dental Partners, Inc. (Case No. 27-CV-07-13030), and PDG, P.A. and Dental Specialists of Minnesota, P.A. v. James Ludke, D.D.S., PLLC (Case No. 27-CV-07-24004).

“ADP Parties” means ADPI, PDHC, and Northland.

“Claims” means, collectively, any cause of action, complaint, claim, lawsuit, right, count, damage, judgment, debt, demand, liability, or obligation, known or unknown, concealed or unconcealed, tangible or intangible, accrued or unaccrued, of any kind or nature, whether based upon statute, contract, or common law, at law or in equity, including without limitation any claim or other matter that was or could have been asserted in the Action and the verdict in the Action.

“Definitive Agreement” means the Definitive Settlement Agreement dated February 29, 2008 among the Parties, and any closing documents delivered pursuant thereto.

“PDG Parties” means PDG and Dental Specialists.

“Released Claims” means any cause of action that was or could have been asserted in the Action, and any other Claims from the beginning of time through the date of this Release.

“Reserved Claims” means (i) any Claim arising from any breach of the Definitive Agreement or the Transition Services Agreement; (ii) Claims, if any, arising from the date of the Settlement Agreement to the date of this Release for breach of the Settlement Agreement; and (iii) any Claim against a Party’s parents, subsidiaries, joint ventures, and related and affiliated entities (including affiliated dental practices) that are not Parties to this Release (but excluding individual persons) for injuries not claimed or asserted in the Action and not currently known to the Party asserting the Claim.

“Settlement Agreement” means the Settlement Agreement, dated December 26, 2007, among the Parties, and as attached hereto as Exhibit A.

“Transition Services Agreement” means the Transition Services Agreement having the same date as the Definitive Agreement among ADPI, PDHC, PDG, and Dental Specialists.

Background Information

A. ADP Parties and PDG Parties have asserted claims and counterclaims against each other in the Action.

B. The Parties have entered into the Settlement Agreement, the Definitive Agreement, and the Transition Services Agreement, and are entering into this Release pursuant to, as an integral part of, and as a condition to completion of the transactions contemplated by those agreements.

The Parties hereby acknowledge the accuracy of the foregoing Background Information and agree as follows:

1. With the exception of any Reserved Claims, each ADP Party, for itself and its successors-in-interest and assigns, hereby forever releases, discharges, and disclaims all Released Claims against PDG Parties and all of their parents, subsidiaries, divisions, joint ventures, and related and affiliated entities, and all of their former and current employees, officers, directors, attorneys, agents, shareholders, insurers, and reinsurers, and all of their predecessors and successors in interest (collectively, the “PDG Released Parties”).

2. With the exception of any Reserved Claims and Claims described in the following sentence, each PDG Party, for itself and its successors-in-interest, and assigns, hereby forever releases, discharges, and disclaims all Released Claims against ADP Parties and all of their parents, subsidiaries, divisions, joint ventures, and related and affiliated entities (including affiliated dental practices), and all of their former and current employees, officers, directors, attorneys, agents, shareholders, insurers, and reinsurers, and all of their predecessors and successors in interest (collectively, the “ADP Released Parties”). Notwithstanding anything herein to the contrary, this Release does not constitute a release of any Claims of any PDG Party based upon any contractual obligations of any former doctor-employee of either PDG Party existing as of the date of the Settlement Agreement, including but not limited to obligations under any employment agreement, confidentiality agreement, or buy-sell agreement, except to the extent that PDG Parties agreed in the Settlement Agreement and/or Definitive Settlement Agreement that as to certain former doctor-employees of PDG Parties, geographic non-competition restrictions were terminated as of December 31, 2007 and non-solicitation provisions shall not apply as to certain patients.

3. PDHC and ADPI hereby forever release, discharge, and disclaim all Released Claims against Steve Williamson.

4. If any Party hereto makes against another Party a Claim asserted by the opposing Party to be a Released Claim, and not a Reserved Claim or, in the case of PDG Parties, a Claim further reserved pursuant to the last sentence of Section 2 of this Release, the defending Party shall, if it prevails in its defense of such Claim, be entitled to recovery of all costs, including reasonable attorneys’ fees, incurred in defending such Claim.

5. Notwithstanding anything herein to the contrary, Reserved Claims under clause (ii) of the definition of such term in this Release that are not asserted by the Parties in writing on or before August 31, 2008, shall be forever released, discharged and disclaimed as if they were not Reserved Claims hereunder.

6. This Release shall be governed by and construed in accordance with the laws of the State of Minnesota as such law would apply to any agreement or dispute between two residents of that State.

7. In the event that any provision in this Release is finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the Parties agree to abide by such court’s determination. In the event that any provision of this Release cannot be reformed, such provision shall be deemed to be severed from the this Release, but every other provision of this Release shall remain in full force and effect unless otherwise determined by such court.

8. The Parties are each responsible for their own costs and expenses, including attorney’s fees, incurred in the Action and in entering into this Release.

9. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A Party may execute this Releases and transmit its signature by facsimile, which shall be fully binding, and the Party taking such actions shall deliver a manually signed original as soon thereafter as is practicable.

[Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Release as of the date first above written.

PDHC, LTD.		PDG, P.A.

By:	/s/ Gregory A. Serrao	By:	/s/ John Gulon, DDS
Its:	Chairman	Its:	President

NORTHLAND DENTAL PARTNERS, PLLC fka JAMES LUDKE, D.D.S., PLLC		DENTAL SPECIALISTS OF MINNESOTA, P.A.

By:	/s/ James Ludke	By:	/s/ Alan Law, DDS PhD
Its	President	Its:	President

AMERICAN DENTAL PARTNERS, INC.

By:	/s/ Gregory A. Serrao
Its:	Chairman

EXHIBIT A

Settlement Agreement

See attached.